Exhibit 1

OI S.A. – IN JUDICIAL REORGANIZATION

NIRE 33.30029520-8

CNPJ/MF No. 76.535.764/0001-43

PUBLICY-HELD COMPANY

MINUTES OF THE 197th BOARD OF DIRECTORS MEETING HELD ON  July 12, 2018.

I.            DATE, TIME AND PLACE OF THE MEETING:  On July 12 (twelve), 2018, at 9:00 A.M, held remotely.

II.         CALL NOTICE: Waived, in view of the presence of all members of the Company’s Board of Directors.

III.      QUORUM AND ATTENDANCE: All members of the Board of Directors, signed at the end, as well as Mr. Pedro Wagner Pereira Coelho, acting as the representative of the Fiscal Council. In accordance with Appellate No. 148, item “g”, of May 19, 2018 of the National Telecommunications Agency- Anatel, Mr. Rodrigo Vieitas Sarruf de Almeida, Paulo Vinicius Alves de Freitas and Jorge Ernesto Sanchez Ruiz also attended the meeting.

IV.        BOARD: Chairman: Mr. José Mauro M. Carneiro da Cunha; and Secretary: Mrs. Luciene Sherique Antaki.

V.           AGENDA: issuance of simple debentures not convertible into shares, of unsecured species, in a single series, intended for public or distribution with restricted placement efforts as prescribed in the terms of the Comissão de Valores Mobiliários Instruction No. 476/2009 (“Brazilian Securities and Exchange Commission”).

VI.        DELIBERATIONS: The members of the Board of Directors, ratifying the terms of item 5.3 of the minutes of the meeting of this Board of Directors held in March 28, 2018, unanimously to approve the 12th issuance of simple debentures not convertible into shares, of unsecured species, in a single series, in the amount of R$4,168,602,000.00 (four billion one hundred and sixty-eight million, six hundred and two Thousand reais) (“Issuance” and “Debentures”, respectively), for public distribution, with restricted placement efforts, in terms of the Comissão de Valores Mobiliários Instruction No. 476 (“Brazilian Securities and Exchange Commission”), of January 16, 2009, as amended (“Restricted Offer” and “CVM Instruction 476”, respectively), which will have Banco ABC Brasil S.A. as coordinator/distributor and the following main terms and conditions, under the terms of the “Private Instrument of Deed of the 12th Public issuance of simple debentures not convertible into shares, unsecured, in a single series, of Oi S.A.- in judicial reorganization” (“Issuance Deed”), which draft was sent to the members of the Board:

Oi S.A. – In Judicial Reorganization

Minutes of the 197th Board of Directors meeting

                                                                                                 Held on June 12, 2018

a)  Issuance date: for all legal intents and purposes, the issuance date of the Debentures will be February 5, 2018 (“Issue Date”); b) Number of series: the Issuance will be carried out in a single series; c) Total Issuance Value: The total issuance value will be of R$ 4,168,602,000.00 (four billion one hundred sixty-eight million six hundred  and two Thousand reais), on the issue date; d) Unitary Nominal Value: the nominal unit value of the Debentures will of R$1,000.00 (one thousand reais), on the Issue Date (“Unitary Nominal Value”) e) Quantity of Debentures: 4,168,602 (four million one hundred sixty-eight Thousand, six hundred and two) will be issued; f) Deposit for Distribution, Trading and Electronic Custody: The Debentures will be deposited for distribution in the primary Market through the MDA- Asset Distribution Module (“MDA”), and the distribution will be cash-settled by B3 S.A- Brasil, Bolsa e Balcão – CETIP UTVM segment (“B3”), and for negotiation in the secondary market, through CETIP21- Securities Module (“CETIP21”), both operationalized and administered by B3, with the negotiations cash-settled and the debentures electronically held at the B3; g) Purpose of the Issue: to deliver new bonds to creditors, in accordance with the terms and conditions of the Judicial Reorganization Plan of the Company, Telemar Norte Lesta S.A – in Judicial Reorganization, Oi Móvel S.A. – in Judicial Reorganization, Copart 4 Participações S.A – in Judicial Reorganization, Copart 5 Participações S.A – in Judicial Reorganization, Portugal Telecom International Finance B.V. – in Judicial Reorganization and of Oi Brasil Holdings Cooperatief UA – in Judicial Reorganization (together, the “Debtors”), ratified in court in the case file of

Oi S.A. – In Judicial Reorganization

Minutes of the 197th Board of Directors meeting

                                                                                                 Held on June 12, 2018

the Judicial Reorganization in course before the 7th Corporate Court of the District of the Capital of Rio de Janeiro, under the No. 0203711-65.2016.8.19.001; h) Convertibility: the debentures will be simple, i.e., they will not be convertible into shares issued by the Company i) Species: the debentures will be of unsecured species, in terms with Section 58 of Law No. 6.404, of December 15, 1976, as emended, without warranty and without preference, thus conferring no special or general privilege on its holders; j) Term and Expiration Date: with the exception of the scenario of early redemption of the Debentures or early termination of the obligations arising from the Debentures, as provided for in the Deed of Issue, the Debentures will expire on February 25, 2035 (“Maturity Date”); k) Subscription Price and Payment Method: The subscription price of the Debentures will be their Nominal Unit Value, plus the Remuneration (as defined below), as of the Issue Date (“Subscription Price”). The Subscription Price of the Debentures shall be paid in cash upon delivery by the Debenture Holders of the credits they hold against the Debtors (as the main debtors or guarantors of such credits), as defined in the Judicial Reorganization Plan, on the Payment Date (“Credits in Judicial Reorganization”); l) Monetary Restatement of the Debentures: The Nominal Unit Value will not be monetarily restated; m) Remuneration: for the balance of the Nominal Unit Value of Debentures, interest will be paid corresponding to 80% (eight percent) of the accumulated variation of the daily average rates of ID- Interbank Deposits of one day, “over extra-group”, expressed in an annual percentage, based on 252 (two hundred and fifty-two) business days, calculated and disclosed daily by B3, in the daily informative available on its website page (http://www.cetip.com.br) ("ID Rate") (“Remuneration"), calculated on an exponential and cumulative basis pro rata temporaris for business days that have passed, from the Issue date or the payment date of the immediately preceding Remuneration, as the case may be, until the effective payment date;  n) Payment of Remuneration: without prejudice to payments due to early redemption of the Debentures or advance maturity of the obligations arising from the Debentures, under the terms set forth in the Issuance Deed, , the Remuneration of the Debentures will occur as follows: No.1) The Remuneration incurred over the first sixty (60) months since the Issue Date will not be paid in this period, being capitalized annually at the principal amount, on February 25 of each year, so that the principal balance at the end of each year, as of the Issue Date, is the initial balance of the period plus the interest capitalized in the period in question, according to the following formula:

Oi S.A. – In Judicial Reorganization

Minutes of the 197th Board of Directors meeting

                                                                                                 Held on June 12, 2018

final balance of the period = initial balance of the period x (1+t)bd/252,

where t represents the interest rate originally contracted and BD represents business days in the period;  for the avoidance of doubt, it is hereby ratified that for the first capitalization of interest, which must occur on February 25, 2019 , the capitalized value must comprise the Remuneration incurred during the period observed since the Issue Date, that is, February 5, 2018 (inclusive) and the date of the first capitalization, February 25, 2019 (exclusive); No.2) from the 25th (twenty-fifth) day of the 66th (sixty-sixth) month counted from the Issue Date, the Remuneration based on the Nominal Unit Value or balance of the Nominal Unit Value, plus the capitalized Remuneration in the grace period, will be paid, in national currency, in 24 (twenty four) semiannual installments, on the 25th of the months of February and August, with the first payment to occur on August 25, 2023, until the 204th (two hundred and fourth) month; o) Amortization of the Unit Face Value: after the grace period of 5 (five) years counting from the Issue Dare, the Unit Face Value or balance of the Unit Face Value, as the case may be, plus the capitalized Remuneration during the grace period, will be amortized in 24 semiannual installments, always on the 25th day of each month or, if such date is not a Business Day, on the first subsequent Business Day. The first installment is due on the 25th of the months of February and August, the first payment being on August 25, 2023, and the remainder will be due as follows:

No. Installment / Calculation Date	% to be amortized
Installments from 1 to 10- Due between 66 and 120 months after the Issue Date	2.0000%
Installments from 11 to 23- Due between 126 and 198 months after the Issue Date	5.7000%
Installment 24 – Due on the 204 month after the Issue Date	5.9000%

Oi S.A. – In Judicial Reorganization

Minutes of the 197th Board of Directors meeting

                                                                                                 Held on June 12, 2018

p) Scheduled Rearrangement: the Debentures will not be subject to the scheduled rearrangement; q) Optional Total or Partial Early Redemption: The Company may, at its sole discretion, at any time, make the optional total or partial early redemption of the Debentures (“Optional Total or Partial Early Redemption”). On the occasion of Optional Total or Partial Early Redemption, the amount due by the Issuer shall be equivalent to the Unit Face Value or balance of the Unitary Nominal Value of the Debentures (VN) to be redeemed, plus other charges due and not paid, calculated pro rata temporis from the Date of Issue or the last date of remuneration payment, whichever occurs later, up to the date of effective Optional Total or Partial Early Redemption. The Debentures redeemed by the Company will be canceled. The other terms and conditions of the Optional Total or Partial Early Redemption shall be the ones described in the Issue Deed; r) Mandatory Early Redemption: Always up to 150 (one hundred and fifty) days after the end of the fiscal year, starting from the end of the fiscal year of the Issue of the Debentures, the company shall, as determined in the Issue Deed for the different periods: r.a) calculate the Surplus Cash Generation (as defined in the Issue Deed) for the respective fiscal year, based on its audited financial statements; and r.b) Utilize the Surplus Cash Generation from the previous fiscal year to redeem part of the Debentures and repurchase or repay the debt of certain creditors in accordance with Judicial Reorganization Plan, in the form of the Issue Deed; s) Early termination: the Debentures may be declared overdue beforehand, and the Company shall be required to pay the Nominal Unit Value, plus the Remuneration, calculated pro rata temporis, from the Issue Date, or the last Remuneration payment date, whoever occurs later, until the date of actual payment, and any other amounts that may be owed by the Issuer to the Debenture Holders pursuant to terms in the Issue Deed, in the event of certain events predicted in the Issue Deed.

The members of the Board of Directors also ratify the authorization given to the Board, directly or indirectly through attorneys-in-fact, to take all necessary measures, negotiate, define and sign all necessary documents in the scope and for the formalization of the Issue and of the Restricted Offer, subject to the conditions and characteristics approved, including any additions.

Oi S.A. – In Judicial Reorganization

Minutes of the 197th Board of Directors meeting

                                                                                                 Held on June 12, 2018

VII.     CLOSING: The relevant material was sent to the Board Members and is filed with the Secretary of the Company. With nothing further to discuss, the Chairman adjourned the meeting, and these minutes were drafted, read and approved, and will be signed by Board Members who were present and by the Secretary. (a.a) José Mauro M. Carneiro da Cunha - Chairman, Ricardo Reisen de Pinho, Eleazar de Carvalho Filho, Marcos Bastos Rocha, Marcos Duarte Santos e Marcos Grodetzky.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, June 12, 2018.

Luciene Sherique Antaki

Secretary

Oi S.A. – In Judicial Reorganization

Minutes of the 197th Board of Directors meeting

                                                                                                 Held on June 12, 2018